Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 24, 2023
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS IMPROVED FINANCIAL RESULTS FOR SECOND QUARTER AND FIRST SIX MONTHS OF 2023

Porterville, CA – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three-and six-month periods ended June 30, 2023. Sierra Bancorp reported consolidated net income of $9.9 million, or $0.67 per diluted share, for the second quarter of 2023, compared to $9.2 million, or $0.61 per diluted share, in the second quarter of 2022. On a linked-quarter (three months ended March 31, 2023) basis, the Company increased diluted earnings per share by $0.09, or 15%.

Highlights for the second quarter of 2023:

●	Improved Earnings
o	Net Income of $9.9 million, up 13% versus the first quarter of 2023 (the prior linked quarter)
o	Increased Return on Average Assets to 1.07% from 0.97% in the prior linked quarter
o	Higher Return on Average Equity of 13.06% compared to 11.53% in the prior linked quarter
o	Improved net interest income by $0.2 million as compared to the prior linked quarter

●	Solid Asset Quality
o	Total Nonperforming Loans of $1.1 million, or 0.05% of total gross loans
o	No foreclosed assets at June 30, 2023
o	Net Charge-offs remained low at $0.2 million
o	Stable Allowance for Credit Losses on loans of $23.0 million

●	Stable Deposits & Liquidity
o	Overall primary and secondary liquidity sources increased slightly to $2.59 billion at June 30, 2023
o	Total deposits declined by 1% during the quarter, but increased by $72.6 million, or 3% year-to-date
o	Noninterest-bearing deposits increased by $24.8 million and represent 37% of total deposits
o	Uninsured deposits declined from 30% to 27% of total deposit balances during the quarter

●	Strong Capital and Solid Asset Growth
o	Record level of Total Assets at $3.76 billion, up 2% from prior linked quarter and 4% year-to-date
o	Maintained a diversified investment portfolio designed for interest rate risk management and liquidity
o	Total Loans grew by $60.4 million, or 3% during the quarter
o	Repurchased 235,148 shares of stock during the quarter
o	Tangible Book Value per share increased by 3% to $18.93 per share at June 30, 2023
o	Strong regulatory Community Bank Leverage Ratio of 10.86% for our subsidiary Bank
o	Tangible Common Equity Ratio of 7.5% on a consolidated basis and 9.3% for our subsidiary bank
o	Dividend declared of $0.23 per share, payable on August 14, 2023

Sierra Bancorp Financial Results

July 24, 2023

“Success isn't always about greatness. It's about consistency. Consistent hard work leads to success.

Greatness will come.” - Dwayne Johnson

“Our community-centric approach to banking has benefitted the Bank and our customers for more than 45 years,” stated Kevin McPhaill, CEO and President. “We regularly evaluate our strategic plan based on market trends and always focus on maintaining strong fundamentals in our business. This approach helped us finish the second quarter strong with improved earnings including higher net interest income, good loan growth, stable deposit balances, higher capital, and continued strong asset quality. We are proud of our entire team working together to provide our customers with exceptional service that led to our solid performance during the second quarter. The strength and power of community-focused banking gives us great reasons to be excited about our opportunities for continued growth in the second half of 2023,” concluded Mr. McPhaill.

For the first six months of 2023, the Company recognized net income of $18.7 million, or $1.26 per diluted share, as compared to $16.6 million, or $1.10 per diluted share, for the same period in 2022. The Company's improved financial performance metrics for the first half of 2023 include an annualized return on average equity of 12.30%, a return on average assets of 1.02%, and net interest margin of 3.43%, as compared to an annualized return on average equity of 10.10%, a return on average assets of 0.98%, and a net interest margin of 3.31% for the same period in 2022.

Quarterly Income Changes (comparisons to the second quarter of 2022)

●	Net income increased by $0.7 million, or 8%, to $9.9 million due to higher net interest income and a decrease in provision for credit losses partially offset by lower noninterest income and higher expenses.
●	The $1.7 million, or 7%, increase in net interest income is due to an $12.7 million increase in interest income partially offset by an $10.9 million increase in interest expense. There was an increase in investment securities which contributed $10.0 million to the favorable interest income variance. This increase in investments primarily consisted of floating rate collateralized loan obligations (CLOs), which contributed to $7.3 million, or 57.5%, of the interest income favorable variance, partially offset by an unfavorable increase in interest expense due to a shift of deposit balances into higher cost time certificates and an increase in borrowed funds.
●	Noninterest income decreased $2.4 million primarily from nonrecurring gains on the sale of other assets in the second quarter of 2022.
●	Asset quality improved as demonstrated by a significant decline in non-performing assets to gross loans plus foreclosed assets. This ratio fell to 0.05% at June 30, 2023, from 1.47% at the same period in 2022. Nonperforming assets declined substantially from $29.7 million at June 30, 2022, to $1.1 million at June 30, 2023, a decline of 96%.
●	Provision for credit losses declined by $2.5 million. The provision for credit losses for loans and leases was favorably impacted by an improvement in the qualitative reserve rate component as well as continued lower charge-offs.
●	Liquidity continues to be substantial with the primary liquidity ratio at 32.2% and $2.6 billion in overall available liquidity at June 30, 2023. Further, overall deposits continued to increase with an additional 2.6% added in the first half of 2023.
●	All capital ratios were above the regulatory requirements for a well-capitalized institution. The Community Bank Leverage ratio was 10.03% consolidated and 10.86% for the Bank.
●	Sierra Bancorp repurchased 235,148 shares totaling $3.8 million in the second quarter of 2023.

Sierra Bancorp Financial Results

July 24, 2023

●	Our Board of Directors declared a cash dividend of $0.23 per share on July 20, 2023. This is the 98th consecutive quarterly dividend paid by Sierra Bancorp. The cash dividend is payable on August 14, 2023, to shareholders of record at the close of business on July 31, 2023.

Linked Quarter Income Changes (comparisons to the three months ended March 31, 2023)

●	Net income improved by $1.2 million, or 13%, driven mostly by a $1.4 million increase in noninterest income, augmented by favorable changes in the provision for credit losses. Noninterest income increased by $1.4 million due to increased service charges on deposit accounts for $0.3 million, a gain on the sale of investments taking advantage of temporary favorable movements in the yield curve for $0.4 million, and a positive variance on BOLI income for $0.5 million tied to our nonqualified deferred compensation plan.
●	There was a benefit for credit losses of $0.1 million which is down $0.3 million over the linked quarter due mostly to lower charge-offs in the second quarter and an improvement in the quantitative reserve rate component of the allowance for credit losses.

Year to-Date Income Changes (comparisons to the first six-months of 2022)

●	Net income increased by $2.1 million, or 12%, due mostly to a $2.7 million decrease in the provision for credit losses, as well as higher net interest income on a change in mix of average earning assets, partially offset by lower noninterest income and higher noninterest expense.
●	The provision for credit losses was $0.2 million, a decrease of $2.7 million, due to lower net charge-offs.
●	Net interest income increased by $5.1 million, or 10%, due mostly to the change in mix of interest earning assets with both average loan and investment balances increasing. Partially offsetting the benefit from increased earning asset balances, the cost of interest-bearing liabilities was higher due to increases in index rates on certain floating rate liabilities.
●	Noninterest income decreased $1.9 million, or 12%, for the same reasons as noted above in the quarterly comparison, combined with a $1.0 million gain on the sale of investment securities in 2022, partially offset by a $2.0 million positive variance in BOLI income tied to our nonqualified deferred compensation plan.

Balance Sheet Changes (comparisons to December 31, 2022)

●	Total assets increased $153.9 million, or 4.3%, to $3.8 billion primarily due to increases in investment securities, mortgage warehouse and commercial and industrial loans. Deposits increased by $72.6 million, or 3%. The growth in deposits came primarily from higher-cost time deposits and brokered deposits. Noninterest bearing or low-cost transaction and savings accounts decreased $135.2 million.
●	Gross loans increased $41.5 million, or 2%, due mostly to a $45.2 million increase in mortgage warehouse loans and a $18.6 million increase in commercial and industrial loans. These increases were offset by a $25.4 million decrease in real estate loans. Organic loan production for the first half of 2023 was $89.6 million, a 37% decrease, as compared to $142.1 million for the comparative period in 2022. The current interest rate environment is slowing loan demand and creating competitive pressures on new credits.
●	Investment securities increased $84.2 million, or 7%, mostly in variable rate collateralized loan obligations.

Sierra Bancorp Financial Results

July 24, 2023

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the			As of or for the
	three months ended			six months ended
	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
Net income	$9,919	$8,751	$9,204	$18,670	$16,611
Diluted earnings per share	$0.67	$0.58	$0.61	$1.26	$1.10
Return on average assets	1.07%	0.97%	1.07%	1.02%	0.98%
Return on average equity	13.06%	11.53%	11.68%	12.30%	10.10%

Net interest margin (tax-equivalent) (1)	3.39%	3.47%	3.40%	3.43%	3.31%
Yield on average loans	4.74%	4.50%	4.31%	4.62%	4.31%
Yield on investments	5.02%	4.73%	2.40%	4.88%	1.61%
Cost of average total deposits	1.09%	0.83%	0.11%	0.96%	0.10%
Efficiency ratio (tax-equivalent) (1) (2)	62.27%	64.84%	59.19%	63.53%	62.70%

Total assets	$3,762,461	$3,693,984	$3,396,635	$3,762,461	$3,396,635
Loans net of deferred fees	$2,094,464	$2,033,992	$2,021,581	$2,094,464	$2,021,581
Noninterest demand deposits	$1,066,498	$1,041,748	$1,120,413	$1,066,498	$1,120,413
Total deposits	$2,918,759	$2,948,988	$2,850,999	$2,918,759	$2,850,999
Noninterest-bearing deposits over total deposits	36.5%	35.3%	39.3%	36.5%	39.3%

Shareholders' equity / total assets	8.2%	8.3%	8.8%	8.2%	8.8%
Tangible common equity ratio (2)	7.5%	7.6%	8.0%	7.5%	8.0%
Book value per share	$20.90	$20.40	$19.82	$20.90	$19.82
Tangible book value per share (2)	$18.93	$18.44	$17.82	$18.93	$17.82
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $28.3 million for the second quarter of 2023, a $1.7 million increase, or 7% over the second quarter of 2022, and increased $5.1 million, or 10%, to $56.4 million for the first six months of 2023 relative to the same period in 2022.

For the second quarter of 2023, growth in average interest-earning assets totaled $243.8 million, or 8%, as compared to the second quarter of 2022. The yield on these balances was 125 basis points higher for the same period. Average loan balances increased $42.9 million with a 43 basis point increase in yield, while average investment balances increased $200.9 million with a 262 basis point increase in yield, mostly due to a $172.2 million increase in average collateralized loan obligation balances which have variable rates. There was a 185 basis point increase in the cost of our interest-bearing liabilities for the same period.

Net interest income for the comparative year-to-date periods increased $5.1 million due to the change in mix on interest earning assets, moderated by an increase in interest rates paid on interest-bearing liabilities. There was a $62.4 million, or 3%, increase in average loan and lease balances yielding 31 basis points higher for the same period, while average investment balances increased $153.1 million yielding 273 basis points higher for the same period. Average interest-bearing liabilities increased $332.2 million, of which $68.3 million is an increase in deposit balances, $174.6 million is overnight or short-term borrowings, while $36.5 million is longer term FHLB borrowings. The cost of interest-bearing liabilities was 164 bps higher for the comparative periods. The net impact of the mix and rate change was a 12 basis point increase in our net interest margin for the six-months ending June 30, 2023 as compared to the same period in 2022.

Sierra Bancorp Financial Results

July 24, 2023

At June 30, 2023, approximately 17% of the Bank’s loan portfolio is scheduled to mature or reprice within twelve months and an additional 11% could reprice within three years. In addition, approximately $563.0 million, or 41.5%, of the securities portfolio consists of floating rate bonds that will reprice in less than 90 days. Office commercial real estate loans have adjustable rates with most rate adjustments occurring beyond two years. During the next twenty-four months, we have 43 office commercial real estate loans totaling $37.0 million that have scheduled interest rate resets. Additionally there are 13 office commercial real estate loans totaling $9.0 million that will mature during the same time frame. The Bank’s practice is to make commercial real estate loans with an “at origination” loan-to-value of 65% or lower.

Interest expense was $12.6 million for the second quarter of 2023, an increase of $10.9 million, relative to the second quarter of 2022. For the first six months of 2023, compared to the first six months of 2022, interest expense increased $18.9 million, to $21.8 million. The increase in interest expense is primarily attributable to an increase in interest rates paid on certain time deposits, a shift in deposits to higher interest rate accounts and higher cost overnight borrowed funds. There was an unfavorable shift in the deposit mix in the second quarter of 2023 as compared to the same period in 2022 that amplified the increase in interest expense. Higher cost customer time deposits increased by $244.7 million, wholesale brokered deposits increased by $118.7 million and other borrowed funds increased $167.3 million, while lower cost and noninterest bearing deposits decreased by $332.1 million. For the first half of 2023 as compared to the same period in 2022, customer time deposits increased $206.3 million, wholesale brokered deposits increased $110.7 million and borrowed funds increased $211.3 million, while lower cost or no cost deposits decreased $248.7 million.

Our net interest margin was 3.39% for the second quarter of 2023, as compared to 3.47% for the linked quarter and 3.40% for the second quarter of 2022. While the yield of interest-earning assets increased 26 basis points for the second quarter of 2023 as compared to the linked quarter, the cost of interest-bearing liabilities increased 48 basis points for the same period of comparison. The average balance of interest-earning assets increased $66.4 million for the linked quarter while the increase in interest-bearing liabilities was $98.3 million for the same period. The increase in interest rates on a larger volume of interest-bearing liabilities over interest-earning assets, combined with a shift in deposit balances from lower cost transaction accounts to higher cost time certificates exacerbates the margin compression in the linked quarter.

Provision for Credit Losses

The overall provision for credit losses resulted in a benefit of $0.1 million for the second quarter of 2023; there was a $0.1 provision for credit losses related to loans and leases offset by a benefit for credit losses from unfunded commitments and held-to-maturity investment securities, relative to $2.4 million in the second quarter of 2022, and a year-to-date provision for credit losses on loans and leases of $0.2 million in 2023 as compared to $2.9 million for the same period in 2022. The Company's $2.5 million decrease in the provision for credit losses on loans and leases in the second quarter of 2023 as compared to the second quarter of 2022, and the $2.5 million year to date decrease in the provision for credit losses, compared to the same period in 2022, was primarily due to the impact of $4.1 million in net charge-offs in the first six months of 2022 with only $0.4 million in net charge offs for the first six months of 2023. The increase in net charge-offs in the second quarter of 2022 was primarily related to a single office building loan relationship that was sold at a discount due to an increased risk of default that would have likely led to a prolonged collection period. For the first six months of 2022, the increase in net charge-offs also included a single dairy loan relationship that defaulted in late March 2022.

The Company did not record a provision for credit losses on available-for-sale debt securities. Although there were debt securities in an unrealized loss position, the declines in market values were primarily attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Sierra Bancorp Financial Results

July 24, 2023

Noninterest Income

Total noninterest income decreased by $2.4 million, or 23%, for the quarter ended June 30, 2023, as compared to the same quarter in 2022 and decreased $1.9 million, or 12% for the comparable year-to-date periods. The quarterly comparison includes $3.2 million in non-recurring gains in 2022 resulting from the sale of Visa B stock of $2.6 million and a small business investment company fund investment of $0.6 million, as well as $0.4 million in life insurance proceeds, a $1.0 million recovery of prior year legal expenses, and a $0.2 million gain from a recovery on an acquired loan. In addition, the year-to-date comparison reflects a $1.0 million gain on the sale of investment securities in 2022 with a similar gain on investments in the first six months of 2023 of $0.4 million. These unfavorable variances to the quarter and year-to-date comparisons were partially offset by favorable increases of $1.2 million and $2.0 million respectively, in the value of separate account corporate-owned life insurance assets tied to non-qualified deferred compensation plans. Investments in the separate account variable life insurance policies are invested in a similar proportionate mix of asset classes that our deferred compensation participants have elected.

Service charges on customer deposit account income decreased by $0.2 million, or 4%, to $5.7 million in the second quarter of 2023 as compared to the second quarter of 2022. This service charge income was $0.4 million lower, or 13%, in the first six months of 2023, as compared to the same period in 2022. These decreases in the quarterly and year-to-date comparisons are primarily a result of decreased overdraft income and lower interchange fees.

Noninterest Expense

Total noninterest expense increased by $0.9 million, or 4%, in the second quarter of 2023 relative to the second quarter of 2022, and by $3.7 million, or 9%, in the first six months of 2023 as compared to the first six months of 2022.

Salaries and Benefits were $0.4 million, or 3%, higher in the second quarter of 2023 as compared to the second quarter of 2022 and $1.4 million, or 6% higher for the first six months of 2023 compared to the same period in 2022. The reason for this increase is primarily due to increased salary expense and benefit costs associated with those salaries for new lending teams and certain management staff for both the quarterly and year-to-date comparisons. Furthermore, health insurance costs increased in 2023 for the Company and are trending 13% higher in the year-to-date comparisons. Overall full-time equivalent employees were 501 at June 30, 2023, as compared to 491 at December 31, 2022 and 504 at June 30, 2022.

Occupancy expenses were relatively unchanged for the second quarter and the first half of 2023 as compared to the same periods in 2022.

Other noninterest expense increased $0.4 million, or 6%, for the second quarter 2023 as compared to the second quarter in 2022, and increased $2.2 million, or 16% for the first half of 2023 as compared to the same period in 2022. FDIC assessment costs increased for the both the quarterly and year-to-date comparisons by $0.4 million; there were increases in deferred compensation expense for directors of $0.9 million for the quarterly comparison and $1.4 million for the year-to-date comparison, which is linked to the changes in life insurance income, increasing $1.2 million for the quarterly comparison and $2.0 million for the year-to-date comparison. There were also non-recurring increases in debit card processing and ATM network costs for both the quarterly and year-to-date comparisons due to a branding change from Mastercard to Visa and the subsequent conversion costs related to that change. Those non-recurring charges are estimated to be $0.5 million for both the quarterly and year-to-date comparisons. Additionally, we incurred a $0.3 million loss from a 2017 event that is reflected in noninterest expense. These increases were partially offset in both the quarterly and year-to-date comparisons by decreases in recruitment costs associated with new hires in 2022, decreased postage costs, and lower non-recurring costs associated with restitution payments made to customers in 2022 for customers charged nonsufficient fund fees in the past five years for representment. For the year-to-date comparison there was also elevated foreclosed assets costs for the first half of 2023 as compared to the same period in 2022, due to the foreclosure and then subsequent sale one large credit in the first quarter of 2023.

Sierra Bancorp Financial Results

July 24, 2023

The Company's provision for income taxes was 26.2% of pre-tax income in the second quarter of 2023 relative to 26.3% in the second quarter of 2022, and 25.0% of pre-tax income for the first half of 2023 relative to 26.6% for the same period in 2022. The changes in effective tax rate for both the quarterly and year-to-date comparisons is due to the volatility in the Corporate Owned Life Insurance asset value associated with our non-qualified deferred compensation plans. In the second quarter and first half of 2023, the investments associated with the non-qualified deferred compensation plans increased in value, generating non-taxable income for the second quarter, and first half of 2023 while decreasing in value in the second quarter and first half of 2022 resulting in a non-deductible expense.

Balance Sheet Summary

Balance sheet changes during the first half of 2023 include an increase in total assets of $153.9 million, or 4%, primarily a result of a $41.5 million increase in gross loan balances, an $84.2 million increase in investment securities, and a $26.4 million increase in cash and due from banks.

The increase in gross loan balances as compared to December 31, 2022, was primarily a result of organic increases of $18.6 million in commercial and industrial loans, $8.6 million in commercial real estate loans and a favorable change of $45.2 million in mortgage warehouse balances. Counterbalancing these positive variances were loan paydowns and maturities resulting in net declines in many categories even with higher loan production. In particular, there was a $33.9 million net decrease in non-commercial real estate loans, mostly farmland.

As indicated in the loan roll forward table below, new credit extended for the second quarter of 2022, decreased $15.6 million over the linked quarter to $37.0 million and decreased $82.5 million over the same period in 2022. Sluggish organic loan growth is attributable to competitive pressures in our market and lower loan demand in the current interest rate environment. We also had $25.4 million in loan paydowns and maturities, offset by an increase of $42.1 million in mortgage warehouse line utilization and a $6.6 million increase in line of credit utilization.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the six months ended:
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Gross loans beginning balance	$2,033,968	$2,052,940	$1,983,331	$2,052,940	$1,989,726
New credit extended	37,030	52,609	119,553	89,639	142,096
Loan purchases	—	—	46,364	—	173,082
Changes in line of credit utilization	6,622	(25,790)	(17,837)	(19,168)	(37,390)
Change in mortgage warehouse	42,145	3,033	956	45,178	(43,049)
Pay-downs, maturities, charge-offs and amortization (1)	(25,374)	(48,824)	(109,705)	(74,198)	(201,803)
Gross loans ending balance	2,094,391	2,033,968	2,022,662	2,094,391	2,022,662

(1)	Includes $1.6 million from the sale of a performing loan during the second quarter of 2022.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $216.0 million at June 30, 2023, compared to $219.7 million at December 31, 2022. Total line utilization, excluding mortgage warehouse and overdraft lines, was 59.3% at June 30, 2023 and 58.7% at December 31, 2022. Mortgage warehouse utilization increased to 25.7% at June 30, 2023, as compared to 9.9% at December 31, 2022.

PPP loans continue to decline as borrowers receive forgiveness on these loans. There were ten loans for $0.5 million outstanding at June 30, 2023, compared to fourteen loans for $1.8 million at December 31, 2022.

Sierra Bancorp Financial Results

July 24, 2023

Deposit balances reflect growth of $72.6 million, or 3%, during the first six months of 2023. Core non-maturity deposits decreased by $135.2 million, or 6%, while customer time deposits increased by $152.8 million, or 38%. Wholesale brokered deposits increased by $55.0 million. Overall noninterest-bearing deposits as a percent of total deposits at June 30, 2023, decreased to 36.5%, as compared to 38.2% at December 31, 2022 and 39.3% at June 30, 2022. Other interest-bearing liabilities of $483.8 million on June 30, 2023, consisted of $245.2 million in overnight borrowings, $80.0 million in term FHLB advances, $73.7 million in customer repurchase agreements, $35.6 million in trust preferred securities and $49.3 million in subordinated debentures.

Overall uninsured deposits are estimated to be approximately $799.7 million, or 27% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $225 million per customer of pass-through FDIC insurance which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At June 30, 2023, the Company had approximately 121,000 accounts and the 25 largest deposit balance customers had balances of approximately 11% of overall deposits. During the second quarter of 2023, except for seasonality fluctuations in the normal course of business, there has been no change in the composition of our 25 largest deposit balance customers.

The Company continues to have substantial liquidity which is managed daily. At June 30, 2023, and December 31, 2022, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands):

Primary and secondary liquidity sources	June 30, 2023	December 31, 2022
Cash and cash equivalents	$103,483	$77,131
Unpledged investment securities	872,991	1,097,164
Excess pledged securities	359,510	43,096
FHLB borrowing availability	656,318	718,842
Unsecured lines of credit	339,785	237,000
Funds available through fed discount window	256,846	42,278
Totals	$2,588,933	$2,215,511

Total capital of $309.6 million at June 30, 2023, reflects an increase of $6.0 million, or 2%, relative to year-end 2022. The increase in equity during the first half of 2023 was due to the addition of $18.7 million in net income, a $0.07 million favorable swing in accumulated other comprehensive income/loss due principally to changes in investment securities’ fair value, $3.8 million in share repurchases and net of $7.0 million in dividends paid. The remaining difference is related to stock options exercised and restricted stock compensation recognized during the quarter.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, decreased by $18.4 million to $1.1 million for the first half of 2023. The Company's ratio of nonperforming loans to gross loans decreased to 0.05% at June 30, 2023 from 0.95% at December 31, 2022. The decrease resulted from a decrease in non-accrual loan balances, primarily as a result of the foreclosure and sale of one loan relationship in the dairy industry consisting of four separate loans in the first quarter of 2023. All the Company's nonperforming assets are individually evaluated for credit loss quarterly and management believes the established allowance for credit loss on such loans is appropriate.

The Company's allowance for credit losses on loans and leases was $23.0 million at June 30, 2023, as compared to $23.1 million at December 31, 2022. The relatively flat allowance for credit losses on loans and leases was due to fewer net charge offs during the first half of 2023 along with relatively low loan growth.

Sierra Bancorp Financial Results

July 24, 2023

The allowance was 1.10% of gross loans at June 30, 2023, and 1.12% of gross loans at December 31, 2022, and 1.13% of gross loans at June 30, 2022. Management's detailed analysis indicates that the Company's allowance for credit losses on loans and leases should be sufficient to cover credit losses for the life of the loans and leases outstanding as of June 30, 2023, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 46th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley.

Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California, and a dedicated loan production office in Roseville, California. In 2023, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies including the impact to the Company and its customers resulting from changes to, and the level of, inflation and interest rates; changes in laws, rules, regulations, or interpretations to which the Company is subject; the Company’s ability to maintain and grow its deposit base; loan demand and continued portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations; cyber security risks: the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion; operational risks including the ability to detect and prevent errors and fraud; the effectiveness of the Company’s enterprise risk management framework; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks that could affect stock price; changes to valuations of the Company’s assets and liabilities including the allowance for credit losses, earning assets, and intangible assets; changes to the availability of liquidity sources including borrowing lines and the ability to pledge or sell certain assets; costs related to litigation; the effects of severe weather events, pandemics, other public health crises, acts of war or terrorism, and other external events on our business; and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

July 24, 2023

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Cash and due from banks	$103,483	$83,506	$77,131	$86,683	$161,875
Investment securities
Available-for-sale, at fair value	1,027,538	1,040,920	934,923	1,069,434	864,178
Held-to-maturity, at amortized cost, net of allowance for credit losses	328,478	332,728	336,881	156,211	161,399
Real estate loans
1-4 family residential construction	—	—	—	-	5,542
Other construction/land	16,020	15,653	18,412	18,315	20,816
1-4 family - closed-end	408,918	414,232	416,116	420,136	429,109
Equity lines	17,690	18,953	21,330	21,126	25,260
Multi-family residential	91,644	92,220	91,691	69,665	66,367
Commercial real estate - owner occupied	312,687	313,863	323,873	324,696	312,060
Commercial real estate - non-owner occupied	913,614	912,544	893,846	896,954	898,159
Farmland	92,728	92,906	113,394	117,385	101,675
Total real estate loans	1,853,301	1,860,371	1,878,662	1,868,277	1,858,988
Agricultural production loans	30,993	26,392	27,936	31,290	28,660
Commercial and industrial	95,367	74,726	76,779	70,147	72,616
Mortgage warehouse lines	110,617	68,472	65,439	46,553	58,134
Consumer loans	4,113	4,007	4,124	4,097	4,264
Gross loans	2,094,391	2,033,968	2,052,940	2,020,364	2,022,662
Deferred loan fees	73	24	(123)	(348)	(1,081)
Allowance for credit losses on loans	(23,010)	(23,090)	(23,060)	(23,790)	(22,802)
Net loans	2,071,454	2,010,902	2,029,757	1,996,226	1,998,779

Bank premises and equipment	22,072	22,321	22,478	22,688	22,937
Other assets	209,436	203,607	207,420	201,047	187,467
Total assets	$3,762,461	$3,693,984	$3,608,590	$3,532,289	$3,396,635

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,066,498	$1,041,748	$1,088,199	$1,118,245	$1,120,413
Interest-bearing transaction accounts	584,263	637,549	641,581	732,468	736,034
Savings deposits	415,793	441,758	456,981	481,882	482,140
Money market deposits	124,834	123,162	139,795	140,620	152,596
Customer time deposits	552,371	519,771	399,608	332,253	299,816
Wholesale brokered deposits	175,000	185,000	120,000	80,000	60,000
Total deposits	2,918,759	2,948,988	2,846,164	2,885,468	2,850,999

Long-term debt	49,259	89,236	49,214	49,196	49,173
Subordinated debentures	35,570	35,526	35,481	35,436	35,392
Other interest-bearing liabilities	398,922	270,861	328,169	215,112	118,014
Total deposits and interest-bearing liabilities	3,402,510	3,344,611	3,259,028	3,185,212	3,053,578

Allowance for credit losses on unfunded loan commitments	750	850	840	940	893
Other liabilities	49,609	41,513	45,140	51,065	43,117
Total capital	309,592	307,010	303,582	295,072	299,047
Total liabilities and capital	$3,762,461	$3,693,984	$3,608,590	$3,532,289	$3,396,635

Sierra Bancorp Financial Results

July 24, 2023

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	1,837	2,056	2,275	2,517	2,769
Total intangible assets	$29,194	$29,413	$29,632	$29,874	$30,126

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Non-accruing loans	$1,141	$938	$19,579	$26,772	$29,745
Foreclosed assets	—	—	—	—	2
Total nonperforming assets	$1,141	$938	$19,579	$26,772	$29,747

Quarterly net charge offs	$157	$220	$7,268	$224	$2,276

Past due & still accruing (30-89)	$1,873	$1,241	$1,203	$1,242	$1,037

Non-performing loans to gross loans	0.05%	0.05%	0.95%	1.33%	1.47%
NPA's to loans plus foreclosed assets	0.05%	0.05%	0.95%	1.33%	1.47%
Allowance for credit losses on loans	1.10%	1.14%	1.12%	1.18%	1.13%

SELECT PERIOD-END STATISTICS
(Unaudited)
	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Shareholders' equity / total assets	8.2%	8.3%	8.4%	8.4%	8.8%
Gross loans / deposits	71.8%	69.0%	72.1%	70.0%	70.9%
Noninterest-bearing deposits / total deposits	36.5%	35.3%	38.2%	38.8%	39.3%

Sierra Bancorp Financial Results

July 24, 2023

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the six months ended:
	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
Interest income	$40,875	$37,419	$28,206	$78,294	$54,287
Interest expense	12,558	9,287	1,621	21,845	2,945
Net interest income	28,317	28,132	26,585	56,449	51,342

Provision for credit losses	(70)	260	2,419	190	2,925
Net interest income after provision	28,387	27,872	24,166	56,259	48,417

Service charges and fees on deposit accounts	5,691	5,380	5,908	11,071	11,457
Gain on sale of investments	351	45	-	396	1,032
BOLI income (expense)	658	172	(582)	830	(1,128)
Other noninterest income	1,313	982	5,113	2,296	5,141
Total noninterest income	8,013	6,579	10,439	14,593	16,502

Salaries and benefits	12,129	12,816	11,745	24,944	23,550
Occupancy expense	2,438	2,330	2,406	4,769	4,699
Other noninterest expenses	8,401	7,846	7,962	16,247	14,037
Total noninterest expense	22,968	22,992	22,113	45,960	42,286

Income before taxes	13,432	11,459	12,492	24,892	22,633
Provision for income taxes	3,513	2,708	3,288	6,222	6,022
Net income	$9,919	$8,751	$9,204	$18,670	$16,611

TAX DATA
Tax-exempt muni income	$2,741	$2,813	$1,854	$5,555	$3,581
Interest income - fully tax equivalent	$41,604	$38,167	$28,699	$79,771	$55,239

Sierra Bancorp Financial Results

July 24, 2023

PER SHARE DATA
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
Basic earnings per share	$0.67	$0.58	$0.62	$1.26	$1.11
Diluted earnings per share	$0.67	$0.58	$0.61	$1.26	$1.10
Common dividends	$0.23	$0.23	$0.23	$0.47	$0.46

Weighted average shares outstanding	14,735,568	14,971,842	14,931,701	14,853,052	14,976,774
Weighted average diluted shares	14,754,764	15,002,366	15,004,017	14,875,508	15,063,804

Book value per basic share (EOP)	$20.90	$20.40	$19.82	$20.90	$19.82
Tangible book value per share (EOP)	$18.93	$18.44	$17.82	$18.93	$17.82

Common shares outstanding (EOP)	14,811,736	15,050,740	15,090,792	14,811,736	15,090,792

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
Return on average equity	13.06%	11.53%	11.68%	12.30%	10.10%
Return on average assets	1.07%	0.97%	1.07%	1.02%	0.98%
Net interest margin (tax-equivalent) (1)	3.39%	3.47%	3.40%	3.43%	3.31%
Efficiency ratio (tax-equivalent) (1) (2)	62.27%	64.84%	59.19%	63.53%	62.70%
Net charge offs to avg loans (not annualized)	0.01%	0.01%	0.11%	0.02%	0.20%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

July 24, 2023

NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Unaudited)
	6/30/2023	3/31/2023	6/30/2022
Total stockholders' equity	$309,592	$307,010	$299,047
Less: goodwill and other intangible assets	29,194	29,413	30,126
Tangible common equity	$280,398	$277,597	$268,921

Total assets	$3,762,461	$3,693,984	$3,396,635
Less: goodwill and other intangible assets	29,194	29,413	30,126
Tangible assets	$3,733,267	$3,664,571	$3,366,509

Common shares outstanding	14,811,736	15,050,740	15,090,792

Book value per common share	$20.90	$20.40	$19.82
Tangible book value per common share	$18.93	$18.44	$17.82
Equity ratio - GAAP (total stockholders' equity / total assets	8.23%	8.31%	8.80%
Tangible common equity ratio (tangible common equity / tangible assets)	7.51%	7.58%	7.99%

	For the three months ended:
Efficiency Ratio:	6/30/2023	3/31/2023	6/30/2022
Noninterest expense	$22,968	$22,992	$22,113
Divided by:
Net interest income	28,317	28,132	26,585
Tax-equivalent interest income adjustments	729	748	493
Net interest income, adjusted	29,046	28,880	27,078
Noninterest income	8,013	6,579	10,439
Less gain on sale of securities	351	45	-
Tax-equivalent noninterest income adjustments	175	46	(155)
Noninterest income, adjusted	7,837	6,580	10,284
Net interest income plus noninterest income, adjusted	$36,883	$35,459	$37,362
Efficiency Ratio (tax-equivalent)	62.27%	64.84%	59.19%

Sierra Bancorp Financial Results

July 24, 2023

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the six months ended June 30,
Noninterest income:	6/30/2023	3/31/2023	6/30/2022	2023	2022
Service charges and fees on deposit accounts	$5,691	$5,380	$5,908	$11,071	$11,457
Net gains on sale of securities available-for-sale	351	45	—	396	1,032
Bank-owned life insurance	658	172	(582)	830	(1,128)
Other	1,313	982	5,113	2,296	5,141
Total noninterest income	$8,013	$6,579	$10,439	$14,593	$16,502
As a % of average interest earning assets (1)	0.93%	0.79%	1.31%	0.86%	1.04%

Noninterest expense:
Salaries and employee benefits	$12,129	$12,816	$11,745	$24,944	$23,550
Occupancy and equipment costs	2,438	2,330	2,406	4,769	4,699
Advertising and marketing costs	410	513	449	923	855
Data processing costs	1,536	1,528	1,525	3,064	3,010
Deposit services costs	2,532	2,023	2,417	4,555	4,662
Loan services costs
Loan processing	151	127	186	279	297
Foreclosed assets	(33)	758	92	725	87
Other operating costs	1,490	989	2,047	2,479	2,968
Professional services costs
Legal & accounting services	483	646	673	1,129	1,219
Director's costs	725	275	—	308	—
Other professional service	832	515	259	2,039	402
Stationery & supply costs	125	141	116	265	201
Sundry & tellers	150	331	198	481	336
Total noninterest expense	$22,968	$22,992	$22,113	$45,960	$42,286
As a % of average interest earning assets (1)	2.68%	2.76%	2.78%	2.72%	2.67%
Efficiency ratio (tax-equivalent) (2)(3)	62.27%	64.84%	59.19%	63.53%	62.68%

(1)	Annualized
(2)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

July 24, 2023

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from's	$ 35,236	$ 376	4.28%	$ 5,312	$ 70	5.34%	$ 146,287	$ 270	0.74%
Taxable	996,117	13,488	5.43%	972,051	11,986	5.00%	752,693	4,477	2.39%
Non-taxable	352,718	2,741	3.95%	361,328	2,813	4.00%	284,198	1,854	3.31%
Total investments	1,384,071	16,605	5.02%	1,338,691	14,869	4.73%	1,183,178	6,601	2.40%

Loans: (3)
Real estate	1,858,512	20,827	4.49%	1,869,112	19,899	4.32%	1,844,367	19,659	4.28%
Agricultural production	28,472	496	6.99%	28,028	433	6.27%	30,466	232	3.05%
Commercial	82,743	1,179	5.72%	70,887	993	5.68%	80,533	980	4.88%
Consumer	4,339	88	8.13%	4,137	87	8.53%	4,264	207	19.47%
Mortgage warehouse lines	78,187	1,658	8.51%	59,122	1,118	7.67%	49,884	493	3.96%
Other	2,483	22	3.55%	2,464	20	3.29%	2,354	34	5.79%
Total loans	2,054,736	24,270	4.74%	2,033,750	22,550	4.50%	2,011,868	21,605	4.31%
Total interest earning assets (4)	3,438,807	$ 40,875	4.85%	3,372,441	$ 37,419	4.59%	3,195,046	$ 28,206	3.60%
Other earning assets	16,952			15,714			15,628
Non-earning assets	267,433			272,496			239,803
Total assets	$ 3,723,192			$ 3,660,651			$ 3,450,477

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 144,156	$ 190	0.53%	$ 150,139	$ 129	0.35%	$ 221,322	$ 120	0.22%
NOW	454,395	76	0.07%	483,645	71	0.06%	542,915	82	0.06%
Savings accounts	428,222	62	0.06%	457,593	65	0.06%	480,654	70	0.06%
Money market	123,571	72	0.23%	135,434	25	0.07%	155,574	23	0.06%
Time deposits	540,540	6,022	4.47%	461,214	4,505	3.96%	295,850	441	0.60%
Wholesale brokered deposits	178,728	1,521	3.41%	162,560	1,204	3.00%	60,000	48	0.32%
Total interest-bearing deposits	1,869,612	7,943	1.70%	1,850,585	5,999	1.31%	1,756,315	784	0.18%
Borrowed funds:
Repurchase agreements	79,694	65	0.33%	103,426	81	0.32%	—	—	—
Other borrowings	279,633	3,430	4.92%	176,725	2,111	4.84%	112,586	77	0.27%
Long-term debt	49,247	429	3.49%	49,222	429	3.53%	49,160	430	3.51%
Subordinated debentures	35,547	691	7.80%	35,499	667	7.62%	35,365	330	3.74%
Total borrowed funds	444,121	4,615	4.17%	364,872	3,288	3.65%	197,111	837	1.70%
Total interest-bearing liabilities	2,313,733	12,558	2.18%	2,215,457	9,287	1.70%	1,953,426	1,621	0.33%
Demand deposits - noninterest-bearing	1,050,668			1,070,775			1,132,601
Other liabilities	54,139			66,632			48,458
Shareholders' equity	304,652			307,787			315,992
Total liabilities and shareholders' equity	$ 3,723,192			$ 3,660,651			$ 3,450,477

Interest income/interest earning assets			4.85%			4.59%			3.60%
Interest expense/interest earning assets			1.46%			1.12%			0.20%
Net interest income and margin (5)		$ 28,317	3.39%		$ 28,132	3.47%		$ 26,585	3.40%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.3) million and $0.4 million for the quarters ended June 30, 2023 and 2022, respectively, and $(0.1) million for the quarter ended March 31, 2023.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

July 24, 2023

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the six months ended			For the six months ended
	June 30, 2023			June 30, 2022
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$20,357	$446	4.42%	$170,432	$363	0.43%
Taxable	984,150	25,472	5.22%	756,061	7,966	2.12%
Non-taxable	356,999	5,555	3.97%	281,882	3,581	3.24%
Total investments	1,361,506	31,473	4.88%	1,208,375	11,910	2.15%

Loans:(3)
Real estate	$1,863,783	$40,726	4.41%	$1,799,132	$37,984	4.26%
Agricultural	28,251	929	6.63%	32,216	534	3.34%
Commercial	76,848	2,172	5.70%	88,784	2,378	5.40%
Consumer	4,239	176	8.37%	4,355	413	19.12%
Mortgage warehouse lines	68,707	2,776	8.15%	55,538	1,003	3.64%
Other	2,474	42	3.42%	1,922	65	6.82%
Total loans	2,044,302	46,821	4.62%	1,981,947	42,377	4.31%
Total interest earning assets (4)	3,405,808	78,294	4.72%	3,190,322	54,287	3.49%
Other earning assets	16,336			15,654
Non-earning assets	269,950			225,345
Total assets	$3,692,094			$3,431,321

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$147,131	$319	0.44%	$212,193	$226	0.21%
NOW	468,939	147	0.06%	544,589	164	0.06%
Savings accounts	442,826	127	0.06%	474,213	137	0.06%
Money market	129,470	96	0.15%	153,469	46	0.06%
Time deposits	501,096	10,528	4.24%	294,773	675	0.46%
Brokered deposits	170,688	2,726	3.22%	60,000	96	0.32%
Total interest bearing deposits	1,860,150	13,943	1.51%	1,739,237	1,344	0.16%
Borrowed funds:
Repurchase agreements	91,495	146	0.08%	108,762	158	0.29%
Other borrowings	228,463	5,541	4.89%	170	1	1.19%
Long-term debt	49,235	857	3.51%	49,152	857	3.52%
Subordinated debentures	35,523	1,358	7.71%	35,342	585	3.34%
Total borrowed funds	313,221	7,902	5.09%	193,426	1,601	1.67%
Total interest bearing liabilities	2,264,866	21,845	1.95%	1,932,663	2,945	0.31%
Demand deposits - noninterest bearing	1,060,666			1,113,262
Other liabilities	60,351			53,712
Shareholders' equity	306,211			331,684
Total liabilities and shareholders' equity	$3,692,094			$3,431,321

Interest income/interest earning assets			4.72%			3.49%
Interest expense/interest earning assets			1.29%			0.18%
Net interest income and margin(5)		$56,449	3.43%		$51,342	3.31%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.4) million and $0.8 million for the six months ended June 30, 2023 and 2022, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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